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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): June 19, 1996




                            BOYD GAMING CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                                     Nevada
                        (State or Other Jurisdiction of
                         Incorporation or Organization)


        1-12168                                                 88-0242733
(Commission File Number)                                      (I.R.S. Employer
                                                             Identification No.)



                           2950 South Industrial Road
                            Las Vegas, Nevada 89109
              (Address of Principal Executive Offices) (Zip Code)


                                 (702) 792-7200
                        (Registrant's telephone number,
                              including area code)
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Item 5. Other Events.

     On June 19, 1996, Boyd Gaming Corporation ("the Company") and California Hotel and Casino ("CH&C", and together with the Company, the "Borrowers") entered into a credit facility pursuant to which Canadian Imperial Bank of Commerce ("CIBC") and certain other financial institutions (collectively, the "Banks") have provided a five-year reducing revolving credit facility under which the Borrowers are able to borrow, on a revolving basis, up to $500 million and under which CIBC serves as the agent (the "New Bank Credit Facility"). Proceeds from the New Bank Credit Facility have been initially used to pay off approximately $228 million of debt outstanding under three smaller credit facilities of the Company and certain of its subsidiaries. The available commitment under the New Bank Credit Facility, which will mature June 18, 2001, is initially $500 million and will be reduced over the course of the five-year period according to a predetermined schedule pursuant to which the commitment will be reduced to $475 million two-and-one-half years from the closing date and will be further reduced by an additional $50 million at the end of each six-months thereafter until maturity. The New Bank Credit Facility includes a sublimit for standby letters of credit in an amount up to $15 million to support various obligations of the Borrowers and their Subsidiaries (as defined therein).

     The New Bank Credit Facility initially is guaranteed by Mare-Bear, Inc., Sam-Will, Inc., Eldorado Inc., Boyd Tunica, Inc., Boyd Mississippi, Inc., Boyd Kansas City, Inc., Boyd Kenner, Inc. and MSW, Inc., each a direct or indirect subsidiary of the Company, and thereafter must be guaranteed by any other Significant Subsidiaries (as defined therein) created or which became Significant Subsidiaries after the closing of the New Bank Credit Facility (collectively, the "Guarantors").

     The obligations under the New Bank Credit Facility are secured by: (a) first deeds of trust on (i) the Stardust Resort and Casino, (ii) Sam's Town Hotel and Gambling Hall (Las Vegas), (iii) the California Hotel and Casino, (iv) the Fremont Hotel and Casino, (v) Sam's Town Hotel and Gambling Hall (Tunica) and (vi) Sam's Town Kansas City; (b) first security interest in all furniture, fixtures, accounts, inventory, equipment (other than leased or financed items) of Borrowers and Guarantors; (c) a negative pledge on (i) the real and personal property of any other Significant Subsidiaries excepting permitted liens and
(ii) the Silver Star and Treasure Chest management contracts; and (d) first preferred ship mortgages on the Patco 400 Riverboat, moored at Sam's Town Tunica, and the Judy's Prize Riverboat, moored at Sam's Town Kansas City. The deeds of trust and security interest also secure the Borrower's obligations under any hedging arrangements with any Bank.

     The New Bank Credit Facility contains certain financial and other covenants, including, without limitation, various covenants (i) requiring the maintenance of a minimum Tangible Net Worth (as defined therein) and minimum Fixed Charge Coverage Ratio (as defined therein), and establishing a maximum permitted Funded Debt to EBITDA ratio, (ii) imposing limitations on the incurrence of additional Indebtedness and the creation of Liens (as defined therein), (iii) imposing limits on the maximum permitted Maintenance Capital Expenditures (as defined therein), and (iv) imposing restrictions on Investments (as defined therein), the purchase or redemption of subordinated debt prior to its stated maturity, dividend distributions, and the redemption or purchase of capital stock of the Company.


Item 7. Financial Statements and Exhibits

        (a) Not applicable.
        (b) Not applicable.
        (c) Exhibits.


        Exhibit Number          Description
        --------------          -----------

            10.1 Credit Agreement dated as of June 19, 1996, among Boyd Gaming Corporation and California Hotel and Casino as the Borrowers, certain commercial lending institutions as the Lenders, Canadian Imperial Bank of Commerce as the Agent, Bank of America National Trust Savings Association and Wells Fargo Bank N.A. as Co-Managing Agents and Bankers Trust Company, Credit Lyonnais and Societe Generale as Co-Agents.







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        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed hereunto duly authorized.



                                          BOYD GAMING CORPORATION



Date: July 8, 1996                        /s/  Keith E. Smith
                                          -----------------------------
                                          Keith E. Smith
                                          Vice President and Controller